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                                                                     Exhibit 4.3

                                 STATE OF ISRAEL
                               MINISTRY OF FINANCE

                                                     OFFICE OF THE LEGAL ADVISOR

                                                         March 20, 2003
Ministry of Finance
Government of Israel
1 Kaplan Street
Hakiriya, Jerusalem 91008
ISRAEL

      Re: Registration Statement on Schedule B, Registering U.S.$2,000,000,000 Aggregate Principal or Maturity Amount of State of Israel Bonds (the "Bonds")

Dear Sirs:

      I, Legal Advisor to the Ministry of Finance of the State of Israel, have reviewed the above-referenced Registration Statement (the "Registration Statement"), including the Prospectus constituting a part thereof, and the form of the Underwriting Agreement and the Master Fiscal Agency Agreement filed as Exhibits 4(1) and 4(2), respectively, thereto (the "Agreements"), pursuant to which the State of Israel ("Israel") proposes to issue and sell the above-Bonds.

      The issuance of the Bonds has been authorized pursuant to the State Property Law of the State of Israel.

      It is my opinion that when the Bonds have been duly authorized, issued and executed by Israel and authenticated, paid for and delivered as contemplated by the Agreements, the Prospectus and any amendment and supplement thereto, the Bonds will constitute valid and legally binding direct and unconditional obligations of Israel under and with respect to the present laws of Israel.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading "Validity of the Bonds" in the Registration Statement. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. I also consent to the reliance on this opinion by Arnold & Porter as to any matter relating to the laws of Israel, in connection with any opinion required to be filed with or delivered to the Commission or to the Development Corporation for Israel.

                                          Very truly yours,

                                          /s/ Y. Mazouz
                                          ------------------
                                         Yemima Mazouz, Adv.
                              Legal Advisor to the Ministry of Finance
                                        Government of Israel



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